On May 20, 2020, Nasdaq Listing Qualifications staff
(Staff) notified WINS Finance Holdings Inc. (Company) that it determined to delist the Company based on Rule 5250(c)(1). On May 29, 2020, the Company exercised its right to appeal the Staffs determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on July 2, 2020. On July 10, 2020, the Panel issued a decision that granted the Company through October 1, 2020 to regain compliance. On October 1, 2020, the
Company filed a Form 20F with the SEC in an attempt to regain compliance. However, the Panel determined, in an October 19, 2020 decision, that the Form 20F filed was materially incomplete and did not cause the Company to regain compliance. On November 3, 2020, the Company exercised its right to appeal the Panel decision to the Nasdaq Listing and Hearing Review
Council (Council) pursuant to Rule 5820(a). On
Feburary 18, 2021, the Council issued a decision that affirmed the Panel decision to delist the Company securities. On April 21, 2021, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).